FIRST AMENDMENTTO THE TRIMTABS ETF TRUST CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of June 5, 2017, to the Custody Agreement dated as of September 27, 2016 (the "Agreement"), is entered into by and between TRIMTABS ETF TRUST, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the patties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the TrimTabs All Cap International Free Cash-Flow ETF; and

WHEREAS, A1ticle XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit B, the current listing of the funds, is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

TRIMTABS ETF TRUST    U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jeff Lazar                    By: /s/ Michael L. Ceccato
Name: Jeff Lazar    Name: Michael L. Ceccato

Title: COO    Title: Vice President

Amended Exhibit B to the TRIMTABS ETF Trust Custody Agreement

Fund Names

Separate Series of TRIMTABS ETF Trust

Name of Series
TrimTabs Float Shrink ETF
TrimTabs AU Cap International Free Cash-Flow ETF
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